Exhibit 10.26

FIFTH LOAN MODIFICATION AGREEMENT

This Fifth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of January 9, 2015, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and AEGERION PHARMACEUTICALS, INC., a Delaware corporation with its chief executive office located at One Main Street, 8th Floor, Cambridge, Massachusetts 02142 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 28, 2012, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 28, 2012, between Borrower and Bank, as amended by that certain First Loan Modification Agreement dated as of July 10, 2012, between Borrower and Bank, as amended by that certain Second Loan Modification Agreement dated as of December 6, 2012, between Borrower and Bank, as amended by that certain Consent and Third Loan Modification Agreement dated as of December 12, 2013, between Borrower and Bank, and as further amended by that certain Fourth Loan Modification Agreement dated March 26, 2014, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 2.1.3 (Revolving Advances) thereof:

“2.1.3 Revolving Advances.

(a) Availability. Upon the completion of the Initial Audit, and subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.”

2	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 2.1.4 (2015 Term Loan) thereof:

“2.1.4 2015 Term Loan

(a) Availability. Subject to the terms and conditions of this Agreement, Bank agrees to make one (1) advance (the “2015 Term Loan Advance,”) available to Borrower in an aggregate amount of Twenty-Five Million Dollars ($25,000,000.00) on the 2015 Effective Date; provided that a portion of the proceeds of the 2015 Term Loan

Advance shall be used to repay in full Borrower’s outstanding Obligations to Bank under Section 2.1.1 and Section 2.1.2 hereof. After repayment, the 2015 Term Loan Advance may not be reborrowed.

(b) Interest Period. Commencing on the first Payment Date of the month following the month in which the Funding Date of the 2015 Term Loan Advance occurs and continuing on each Payment Date thereafter through and including the month prior to the 2015 Amortization Date, Borrower shall make monthly payments of interest on the 2015 Term Loan Advance, in arrears, at the rate set forth in Section 2.2(a)(iv).

(c) Repayment. Commencing on the 2015 Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall repay the 2015 Term Loan Advance in (i) thirty (30) equal monthly payments of principal plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a)(iv). All outstanding principal and accrued interest under the 2015 Term Loan Advance, and all other outstanding Obligations with respect to the 2015 Term Loan Advance, are due and payable in full on the 2015 Term Loan Maturity Date.

(d) Permitted Prepayment of 2015 Term Loan Advance. Borrower shall have the option to prepay all of the 2015 Term Loan Advance advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the 2015 Term Loan Advance at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the applicable 2015 Prepayment Premium (if any), (C) the 2015 Final Payment, and (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Mandatory Prepayment Upon an Acceleration. If the 2015 Term Loan Advance is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, (ii) the applicable 2015 Prepayment Premium (if any), (iii) the 2015 Final Payment, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.”

3	The Loan Agreement shall be amended by inserting the following new provisions to appear as Section 2.2(a)(iii) and (iv) thereof:

“(iii) Advances. Subject to Section 2.2(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly in accordance with Section 2.2(e) below.

(iv) 2015 Term Loan Advance. Subject to Section 2.2(b), the principal amount outstanding for the 2015 Term Loan Advance shall accrue interest at a fixed per annum rate equal to three percent (3.0%), which interest shall be payable monthly.”

4	The Loan Agreement shall be amended by (i) deleting “and” at the end of Section 2.3(d); (ii) deleting “.” at the end of Section 2.3(e) and inserted “; and” thereof; and (iii) inserting the following new provisions to appear as Sections 2.3(f), (g), (h), (i), and (j) thereof:

“(f) Revolving Line Commitment Fee. A fully earned, non-refundable commitment fee of Thirty-Seven Thousand Five Hundred Dollars ($37,500), on the 2015 Effective Date;

(g) Revolving Line Anniversary Fee. Fully earned, non-refundable anniversary fees (collectively, the “Anniversary Fees”) of Thirty-Seven Thousand Five Hundred Dollars ($37,500) shall be earned on the 2015 Effective Date and shall be due and payable on an annual basis on each anniversary of the 2015 Effective Date; and

(h) Early Termination. This Agreement may be terminated prior to the Revolving Line Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non-refundable termination fee in an amount equal to Three Hundred Thousand Dollars ($300,000.00) (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank (including another division of Bank) closes on the refinance and re-documentation of this Agreement (in its sole and exclusive discretion) prior to the Revolving Line Maturity Date.

(i) 2015 Final Payment. The 2015 Final Payment, when due hereunder; and

(j) 2015 Prepayment Premium. The 2015 Prepayment Premium, when due hereunder.

5	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 2.5 (Overadvance) thereof:

“2.5 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate for the period commencing on the date such Overadvance is identified by the Bank through the date of repayment of such Overadvance.”

6	The Loan Agreement will be amended by (i) deleting “and” in Section 6.2(h), (ii) deleting “.” in Section 6.2(i), and (iii) inserting the following new subsections to appear as (j), (k), and (l) thereof:

“(j) Borrowing Base Reports. Within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable (by invoice date) and Inventory reports (the “Borrowing Base Reports”);

(k) Borrowing Base Certificate. Within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer; and

(l) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with Section 6.12 of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request.”

7	The Loan Agreement shall be amended by deleting the references to “Section 6.12” appearing in Section 6.6(a) and inserting “Section 6.12(a)” thereof.

8	The Loan Agreement shall be amended by deleting the following appearing as Section 6.9 thereof:

“6.9 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense.”

and inserting in lieu thereof the following:

“6.9 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. The Initial Audit shall be completed by February 13, 2015.”

9	The Loan Agreement shall be amended by deleting Section 6.12 in its entirety, and inserting in lieu thereof the following:

“6.12 Financial Covenants. The calculations with respect to the covenant set forth in Section 6.12(a) shall be computed with respect to the Borrower only, and not on a consolidated basis. The calculations with respect to the covenants set forth in Sections 6.12(b)(i) and (ii) shall be computed with respect to the Borrower and its Subsidiaries, on a consolidated basis.

(a) Minimum Liquidity. Maintain, at all times, commencing with the last day of the month ending January 31, 2015, and as of the last day of each month thereafter, a Liquidity Ratio of 1.50 to 1.0.

(b) Minimum Quarterly Revenue or Minimum Free Cash Flow Borrower shall be in compliance with either one of the following:

(i) Minimum Quarterly Revenue. Achieve, measured as of the last day of each quarter, calculated on a trailing six (6) month basis, minimum revenue equal to at least the following:

Period (Six Months Ended)	Minimum Revenue
December 31, 2014	$82,472,000.00
March 31, 2015	$78,983,300.00
June 30, 2015	$89,799,800.00
September 30, 2015	$99,306,800.00
December 31, 2015	$104,346,100.00

With respect to the quarter ending March 31, 2016, and each quarter thereafter, the minimum revenue financial covenant levels shall be mutually agreed upon between Borrower and Bank in an amount equal to eighty percent (80%) of Borrower’s projected revenue, determined based upon Board-approved projections for each upcoming fiscal year of Borrower. The failure of Borrower and Bank to so mutually agree in writing by February 1st of each year shall result in an immediate Event of Default for which there shall be no grace or cure period.

(ii) Minimum Free Cash Flow. Achieve, measured as of the last day of each quarter commencing with the quarter ending December 31, 2015, and as of the last day of each quarter thereafter, calculated on a trailing twelve (12) month basis, Free Cash Flow in an amount of at least $0.00.”

10	The Loan Agreement shall be amended by deleting Section 6.14 Cash at Bank in its entirety.

11	The Loan Agreement shall be amended by deleting “Term Loan Maturity Date” appearing in Section 8.1 and inserting “Revolving Line Maturity Date and/or 2015 Term Loan Maturity Date” in lieu thereof.

12	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“Credit Extension” is any Term Loan, 2012 Equipment Advance, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses, the Prepayment Premium, the Final Payment, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents

“Offshore Accounts” are deposit and/or operating accounts maintained by Borrower and/or its Related Entities with foreign financial institutions for ordinary necessary operating expenses of Borrower and/or its Related Entities, provided further that the aggregate balance of all such accounts does not exceed Five Million Dollars ($5,000,000) in the aggregate at any time.

and inserting in lieu thereof the following:

“Credit Extension” is any Advance, 2015 Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses, 2015 Prepayment Premium, the accrued portion of the Final Payment, the 2015 Final Payment, Anniversary Fee, Early Termination Fee, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Offshore Accounts” are deposit and/or operating accounts maintained by Borrower and/or its Related Entities with foreign financial institutions for ordinary necessary operating expenses of Borrower and/or its Related Entities, provided further that the aggregate balance of all such accounts does not exceed Seven Million Dollars ($7,000,000) in the aggregate at any time.

13	The Loan Agreement shall be amended by deleting the following appearing as subsection (c) of the definition of “Permitted Liens” appearing in Section 13.1 thereof:

“(c) purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment.”

and inserting in lieu thereof the following:

“(c) purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;”

14	The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

“2015 Amortization Date” is February 1, 2017.

“2015 Effective Date” is January 9, 2015.

“2015 Final Payment” is, for the 2015 Term Loan Advance, a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), due on the earliest to occur of (a) the 2015 Term Loan Maturity Date, (b) the acceleration of the 2015 Term Loan Advance, (c) the prepayment of the 2015 Term Loan Advance pursuant to Section 2.1.4(d) or 2.1.4(e), or (d) the termination of this Agreement.

“2015 Prepayment Premium” shall be an additional fee payable to Bank in amount equal to:

(a) for a prepayment of the 2015 Term Loan Advance made on or prior to the first (1st) anniversary of the Funding Date of the 2015 Term Loan Advance, two percent (2.0%) of the then outstanding principal amount of the 2015 Term Loan Advance as of the date immediately and prior to such prepayment; and

(b) for a prepayment of the 2015 Term Loan Advance made after the first (1st) anniversary of the Funding Date of the 2015 Term Loan Advance, but prior to the 2015 Term Loan Maturity Date, one percent (1.0%) of the then outstanding principal amount of the 2015 Term Loan Advance as of the date immediately and prior to such prepayment.

Notwithstanding the foregoing, Bank agrees to waive the 2015 Prepayment Premium if Bank (including another division of Bank) closes on the refinance and re-documentation of this Agreement (in its sole and exclusive discretion) prior to the 2015 Term Loan Maturity Date.

“2015 Term Loan Advance” is defined in Section 2.1.4(a).

“2015 Term Loan Maturity Date” is the earlier of (i) July 1, 2019, or (ii) the Convertible Note Maturity Date.”

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Convertible Note Maturity Date” means the maturity date of those certain convertible notes issued in connection with and in accordance with the terms of that certain Offering Memorandum dated as of August 12, 2014, as may be amended from time to time.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation expenses, plus (f) other one-time charges or non-cash expenses incurred by Borrower, as approved by Bank in writing on a case-by-case basis.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada, or otherwise approved by Bank on a case-by-case basis;

(f) Accounts billed from and/or payable to Borrower outside of the United States unless Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts);

(g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless (i) Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended, or (ii) otherwise approved by Bank in writing on a case by case basis;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o) Accounts for which the Account Debtor has not been invoiced;

(p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(r) Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor (only to the extent of such chargeback, debit memo or other payment deduction);

(s) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(v) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Free Cash Flow” means (a) EBITDA, minus, without duplication, (b) (i) unfunded capital expenditures, (ii) cash taxes, (iii) cash dividends and cash distributions, (iv) scheduled interest payments due and payable to Bank under the Revolving Line, and (v) scheduled cash interest payments under the convertible notes issued in connection with and in accordance with the terms of that certain Offering Memorandum dated as of August 12, 2014.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, with results satisfactory to Bank in its sole and absolute discretion.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Liquidity Ratio” is the ratio of (a) Borrower’s unrestricted and unencumbered cash maintained with Bank and/or Bank’s Affiliates, plus, after the completion of the Initial Audit, the unused Availability Amount under the Revolving Line, to (b) the aggregate principal amount of all outstanding Obligations of Borrower to Bank.

“Net Income” means, as calculated for Borrower only for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

“Revolving Line” is an aggregate principal amount equal to Fifteen Million Dollars ($15,000,000.00).

“Revolving Line Maturity Date” is the earlier of (i) July 1, 2019, or (ii) the Convertible Note Maturity Date.”

15	The Compliance Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Schedule 1 hereto.

16	The Loan Agreement shall be amended by incorporating a Borrowing Base Certificate to appear as Exhibit D to the Loan Agreement in the form attached as Schedule 2 hereto.

4. FEES. Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this Loan Modification Agreement.

5. UPDATED PERFECTION CERTIFICATE. Borrower has delivered an updated Perfection Certificate in connection with this Amendment dated as of the date hereof (the “Updated Perfection Certificate”), which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of January 12, 2014. Borrower agrees that all references in the Loan Agreement to “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the terms and provisions of this Loan Modification Agreement.

7. RATIFICATION OF LOAN DOCUMENTS. Except as expressly modified by this Loan Modification Agreement, Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

9. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

AEGERION PHARMACEUTICALS, INC.		SILICON VALLEY BANK

By:	/s/ Mark J. Fitzpatrick	By:	/s/ Clark Hayes
Name:	Mark J. Fitzpatrick	Name:	Clark Hayes
Title:	Chief Financial Officer	Title:	Director

SCHEDULE 1

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: AEGERION PHARMACEUTICALS, INC.

The undersigned authorized officer of AEGERION PHARMACEUTICALS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly financial statements with Compliance Certificate	Quarterly within 40 days Quarterly within 40 days; Monthly within 30 days	Yes No Yes No
Monthly Cash Reports/Cash Burn Certificate	Monthly within 15 days
Annual financial statement (CPA Audited)	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/P and A/R Agings, Inventory reports, and Borrowing Base Certificate	Monthly within 30 days	Yes No
Board Approved Projections	FYE within 45 days	Yes No

To be completed and delivered to Bank on a monthly and quarterly basis:

Financial Covenant	Required	Actual		Complies
Minimum Liquidity Ratio (maintain at all times, tested monthly)	1.50:1.0		:1.0	Yes No
Borrower shall be in compliance with either one of the following (tested quarterly): Minimum Quarterly Revenue (calculated on a trailing six (6) month basis)	*	$		Yes No
Minimum Free Cash Flow	$0.00	$		Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

AEGERION PHARMACEUTICALS, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:	Verified:
AUTHORIZED SIGNER
Date:
	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Liquidity Ratio (Section 6.12(a))

Required:	1.50:1.0
Actual:	:1.0

A.	Aggregate value of Borrower’s cash, to the extent unrestricted and unencumbered and maintained with Bank and/or Bank’s Affiliates, plus, after the completion of the Initial Audit, the unused Availability Amount under the Revolving Line	$

B.	Aggregate amount of all outstanding obligations and liabilities of Borrower to Bank (including, without limitation, the Obligations)	$

C.	Liquidity Ratio (line A divided by line B)	$

Is line C greater than 1.50 to 1.0?

No, not in compliance	Yes, in compliance

II.	Minimum Quarterly Revenue (Section 6.12(b)(i)). Achieve, measured as of the last day of each quarter, calculated on a trailing six (6) month basis, minimum revenue equal to at least the following:

Period	Minimum Revenue
December 31, 2014	$82,472,000.00
March 31, 2015	$78,983,300.00
June 30, 2015	$89,799,800.00
September 30, 2015	$99,306,800.00
December 31, 2015	$104,346,100.00

With respect to the quarter ending March 31, 2016, and each quarter thereafter, the minimum revenue financial covenant levels shall be mutually agreed upon between Borrower and Bank in an amount equal to eighty percent (80%) of Borrower’s projected revenue, determined based upon Board-approved projections for each upcoming fiscal year of Borrower. The failure of Borrower and Bank to mutually agree in writing by February 1st of each year, shall result in an immediate Event of Default for which there shall be no grace or cure period.

Actual:	$

	No, not in compliance	Yes, in compliance

III.	Minimum Free Cash Flow (Section 6.12(c))

Required:	Achieve, measured as of the last day of each fiscal quarter during the following periods, calculated on a trailing twelve (12) month basis and computed on a consolidated basis with respect to Borrower and its Subsidiaries, Free Cash Flow in an amount of at least $0.00.

Actual:	$

A.	Net Income	$

B.	Interest Expense	$

C.	To the extent deducted in the calculation of Net Income, depreciation expense and amortization expense	$

D.	Income tax expense	$

E.	Non-cash stock compensation expenses	$

F.	(Without duplication) one-time expenses or non-cash expenses incurred by Borrower, as approved by Bank in writing on a case-by-case basis	$

G.	EBITDA (Sum of Lines A through F)	$

H.	Unfunded capital expenditures	$

I.	Cash taxes	$

J.	Cash dividends and cash distributions	$

K.	Scheduled interest payments due and payable to Bank under the Revolving Line	$

L.	Scheduled cash interest payments under the convertible notes issued in connection with and in accordance with the terms of that certain Offering Memorandum dated as of August 12, 2014	$

M.	Free Cash Flow (Line G Minus Lines I through L)	$

Is line M equal to or greater than $0.00?

No, not in compliance	Yes, in compliance

Schedule 2

Exhibit D- BORROWING BASE CERTIFICATE

Borrower: Aegerion Pharmaceuticals, Inc.	Lender: Silicon Valley Bank
Commitment Amount: $15,000,000.00

ACCOUNTS RECEIVABLE
1 Accounts Receivable (invoiced) Book Value as of	$
2 Additions (Please explain on next page)	$
3 Less: Intercompany / Employee / Non-Trade Accounts	$
4 NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication and in each case to the extent required by the Loan Agreement)
5 90 Days Past Invoice Date	$
6 Credit Balances over 90 Days	$
7 Balance of 50% over 90 Day Accounts (Cross-Age or Current Affected)	$
8 Foreign Account Debtor Accounts	$
9 Foreign Invoiced and/or Collected Accounts	$
10 Contra / Customer Deposit Accounts	$
11 U.S. Government Accounts	$
12 Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
13 Accounts with Memo or Pre-Billings	$
14 Contract Accounts; Accounts with Progress / Milestone Billings	$
15 Accounts for Retainage Billings	$
16 Trust / Bonded Accounts	$
17 Bill and Hold Accounts	$
18 Unbilled Accounts	$
19 Non-Trade Accounts (If not already deducted above)	$
20 Accounts with Extended Term Invoices (Net 90+)	$
21 Chargebacks Accounts / Debit Memos	$
22 Product Returns / Exchanges	$
23 Disputed Accounts; Insolvent Account Debtor Accounts	$
24 Other (Please explain on next page)	$
25 Concentration Limits	$
26 TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$

27 Eligible Accounts (#4 minus #26)	$
28 ELIGIBLE AMOUNT OF ACCOUNTS (80% of #27)	$

BALANCES
29 Maximum Loan Amount	$
30 Total Funds Available [Lesser of #31 or (#28 plus #30)]	$
31 Present balance owing on Line of Credit	$
32 Outstanding under Sublimits	$
33 RESERVE POSITION (#32 minus #33 and #34)	$

[Continued on following page.]

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:		BANK USE ONLY

Received by:
AUTHORIZED SIGNER
By:	Date: